UNION ACCEPTANCE CORPORATION
               ANNUAL BONUS AND DEFERRAL PLAN FOR SENIOR OFFICERS


         This is the Annual Bonus and Deferral Plan for Senior Officers ("Plan") approved by the Compensation Committee of the Board of Directors July 7, 1997, to be effective July 1, 1997.

         1.  Only  executive  and  other  senior  officers  of Union  Acceptance
Corporation ("Corporation") named below or hereafter specifically selected by the Compensation Committee for participation shall be eligible to participate in this Plan:

                               John M. Stainbrook
                                  Rick A. Brown
                                   David Nash
                                 Maureen Schoch
                               Cynthia F. Whitaker

As a condition to participation in the Plan and prior to becoming entitled to any benefit under this Plan, each participant shall be required to execute and deliver to the Corporation a Participation Agreement in substantially the form of Exhibit A hereto.

         2. The Compensation Committee shall annually determine a threshold level of return on beginning capital ("ROBC") for the ensuing fiscal year. If actual ROBC for the fiscal year does not exceed the threshold level, no bonus will be accrued for such year. The amount by which actual ROBC exceeds threshold ROBC is referred to as "Excess ROBC".

         3. Each year, the Compensation Committee shall determine a bonus multiplier percentage for each officer participating in the Plan for such year. Such bonus multiplier percentage shall represent the percentage of Excess ROBC that shall be accrued for the officer as bonus for such fiscal year.

         4. The Corporation shall accrue installments of bonus quarterly, after the end of each fiscal quarter, to the extent appropriate based on annualized Excess ROBC for the fiscal year to date, subject to adjustment following the end of each subsequent fiscal quarter and final determination and adjustment after the end of the fiscal year. Final bonus accruals pursuant to this Plan for the full fiscal year shall be determined on or before the date 90 days after the end of such fiscal year.

         5. The Corporation shall establish and maintain for each participant in the Plan an unfunded account reflecting the balance (positive or negative) of bonus payments accrued for such participant together with interest accruing thereon. The Corporation shall add to the balance accrued to each participant's account the following:

                  a. For the first three quarters of each fiscal year quarterly accruals of bonus, if any, based on annualized Excess ROBC in accordance with paragraph 4 for

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         the fiscal  year to date (only to the extent  that the bonus that would be accrued for the year to date exceeds the bonus accrued for the preceding quarters of the fiscal year).

                  b. For the full fiscal year, an accrual of bonus, if any, based on actual Excess ROBC in accordance with paragraph 4 for the fiscal year (only to the extent that the bonus that would be accrued for the full year exceeds the bonus accrued for the preceding quarters of the fiscal year).

                  c. Interest, accrued quarterly, on the positive balance of the participant's account, at the rate of 7% per annum.

         6. The Corporation shall deduct from the balance accrued to each participant's account, the following:

                  a. Unearned bonus previously paid to the participant under any Corporation compensation Plan. Without limiting the forgoing, each of the initial participants shall commence participation in this Plan with a negative account balance in an amount equal to bonus paid to such participant for fiscal 1997 that was not fully earned by such participant under the Union Acceptance Corporation Annual Bonus Plan for Senior Officers, as heretofore in effect.

                  b. If the bonus that should be accrued for a participant for the year to date after any fiscal quarter, if any, is less than the bonus amount accrued for the participant after the preceding quarter of such year, the amount of such difference.

                  c. If the final bonus that should be accrued for a participant for the full fiscal year after the end of the fiscal year, if any, is less than the net bonus amount accrued for the participant after the preceding quarters of such year, the amount of such difference.

                  d. The amount of any payment made to the participant pursuant to this Plan.

         7. The Corporation shall make payments of the participant's adjusted account balance to each participant as follows:

                  a. After each fiscal quarter, including the last fiscal quarter of each year, following any accrual to or deduction from the account balance for such quarter, the year to date or full year required by the Plan, an amount equal to 25% of the positive balance, if any, of such participant's account.

                  b. On or before the date 90 days after the termination of participant's employment with the Corporation, and following any final accrual to or deduction

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         from  the  participant's  account  balance,  100% of the  participant's positive account balance, if any; provided, that no final payment shall
         be  made  to  the  participant   and  any  remaining   balance  of  the
         participant's account shall be nullified and forfeited in the event the participant (i) is terminated by the Corporation for Cause (as defined below) or (ii) the participant terminates his employment with the Corporation under Competitive Conditions (as defined below).

                  c. "Cause" means personal dishonesty, willful misconduct, breach of fiduciary duty or duty of loyalty involving personal profit, intentional failure to perform stated duties, conviction of a violation of any criminal law, rule, or regulation (other than minor traffic violations or similar offenses) or cease-and-desist order, or moral turpitude reflecting adversely on the reputation of the Corporation.

                  d. "Competitive Conditions" exist in connection with a participant's termination of his or her employment if (i) the participant fails to execute and deliver to the Corporation within 90 days following termination the Noncompetition Certificate and Covenant in the form attached hereto as Exhibit B or (ii) within such 90 day period the Corporation ascertains facts that enable it to reasonably conclude that the participant has been employed or agreed to become employed or is engaged in competition with the Corporation.

                  e. "Competition" means to compete, directly or indirectly, with the consumer lending business of the Corporation as conducted on the date of termination of employment in any state or metropolitan area in which the Corporation accepts consumer loans on such date, or to have any interest as owner, partner, member, shareholder, director, officer, employee, agent, consultant or advisor (other than merely holding less than five percent of a class of equity securities of a competitor) in or of any person or entity that competes with the Corporation in the consumer lending business in any state in which the Corporation accepts consumer loans on such date of termination.

         8. This Plan may be terminated or amended by the Board of Directors or the Compensation Committee at any time. This Plan does not provide any person with any rights to continued employment nor does this Plan provide any person with any vested rights to any compensation (including any account balance) unless and until such compensation has been properly paid to such person pursuant to the Plan.



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                                                                       EXHIBIT A

                             PARTICIPATION AGREEMENT

         The undersigned is executing this Agreement in order to become entitled to the benefits of participation in the Union Acceptance Corporation ("Corporation") Annual Bonus and Deferral Plan For Senior Officers ("Plan") and agrees as follows:

         1. I will be bound by all terms of the Plan. The account established for my participation under the Plan will not be funded and merely constitutes a record keeping mechanism for potential future benefits to which I may become entitled in accordance with the Plan. I will not be entitled to any bonus accrued in respect of my account under the Plan except in the limited circumstances in which the Plan provides for payment to me of such amounts.

         2. As of June 30, 1997, I acknowledge I received unearned bonus payments for 1997 in the amount of $____________. Such amount is subject to offset by the Corporation in respect of my future compensation and, accordingly, my participation account in the Plan will initially be established with a negative balance of such amount.

         3. I acknowledge and agree that any remaining positive balance in my account at the time of my termination of employment will be nullified and forfeited if my employment is terminated for Cause (as defined in the Plan) or if I voluntarily terminate my employment with the Company under Competitive Conditions (as defined in the Plan). In particular, I agree that if I terminate my employment voluntarily, before I will be entitled to receive any distribution of my account balance I will be required to certify that I am not engaged in Competition (as defined in the Plan) with the Corporation and agree not to engage in Competition with the Corporation for one year after termination.

         4. In the event of my death before receiving all payments to which I may become entitled under the Plan, I designate the following beneficiary to receive any such remaining payments:

------------------------------------------
Name
-------------------------------------------
Address

Soc. Sec. No.______________________________

If no beneficiary is named above, such amounts will be paid to my estate.

Executed this ___day of ___________, 1997.

PARTICIPANT:                             UNION ACCEPTANCE CORPORATION

                                         BY:

                                         ITS:
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                                                                       EXHIBIT B

                     NONCOMPETITION CERTIFICATE AND COVENANT

         Pursuant to the Union Acceptance Corporation Annual Bonus and Deferral Plan for Senior Officers ("Plan"), I hereby acknowledge that I have terminated my employment with the Corporation voluntarily and certify that I am not engaged in Competition with the Corporation and agree and covenant that for a period of one year following the date of termination of my employment, I shall not engage in Competition with the Corporation. As used herein, "Competition" has the meaning set forth in the Plan.

         I acknowledge that this certificate and covenant is provided in exchange for good and valuable consideration, the adequacy of which is hereby acknowledged, including, without limitation, the payment of any account balance to which I may hereby become entitled under the Plan. The duration and geographic scope if this covenant is reasonable and appropriate in view of my role as a senior executive officer of the Corporation with responsibility for substantial aspects of its overall operations. My violation of this covenant would irreparably harm the Corporation and any remedies at law available to the Corporation in that event would be inadequate. Accordingly, I agree that the Corporation will be entitled to equitable remedies including temporary and permanent injunctive relief and specific performance in the event that I violate this covenant.

         This covenant is governed by Indiana law, regardless of the principles of conflicts of laws.

EXECUTED as of this ___ day of _________,____.


PARTICIPANT

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